Exhibit 99.2

Use of Non-GAAP Financial Measures

In addition to financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), information containing non-GAAP financial measures for Digirad Corporation (the “Company”) was disclosed in the Company's press release (the “Press Release”) dated November 1, 2013 announcing results for the three and nine months ended September 30, 2013 that accompanied a conference call held by the Company on November 1, 2013 to discuss the Company's financial results for the three and nine months ended September 30, 2013. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Management encourages readers to rely upon the GAAP numbers, but includes the non-GAAP financial measures as supplemental metrics to assist readers. Definitions of the non-GAAP financial measures are included in the Press Release.
In the Press Release, the Company presented the non-GAAP financial measures “adjusted operating expenses”, “adjusted net income (loss)” and “adjusted net income (loss) per share - diluted”. These non-GAAP financial measures exclude nonrecurring restructuring charges and a gain on the sale of assets and licensing agreement associated with an uncommercialized surgical imaging system and related technology. A restructuring activity is a program whereby the Company fundamentally changes its operations such as closing facilities, moving a product to another location or outsourcing the production of a product. Restructuring activities may also involve substantial re-alignment of the management structure of a business unit in response to changing market conditions. Restructuring charges are recorded in accordance with Accounting Standards Codification 420 “Exit or Disposal Cost Obligations” (“ASC 420”). Under ASC 420, a liability is measured at its fair value and recognized as incurred.
Company management uses these non-GAAP financial measures to evaluate the Company's performance. As the Company's core business is providing healthcare services and products to the healthcare industry, its management finds it useful to use financial measures that do not include charges associated with restructuring activities or monetization of uncommercialized technology previously under development. While we may have these types of items and charges in the future, Company management believes that they are not reflective of the day-to-day offering of its products and services and relate more to strategic, multi-year corporate actions, without predictable trends, and that may obscure the trends and financial performance of the Company's core business.
The limitation associated with using these non-GAAP financial measures is that these measures exclude items that impact the Company's current period operating results. In most cases, the excluded items include transactions that reflect cash inflows or costs to the Company. This limitation is best addressed by using these non-GAAP financial measures in combination with “operating expenses”, “net income (loss)” and “net income (loss) per share - diluted” (the most comparable GAAP measures) because these non-GAAP financial measures do not reflect items that impact current period operating results and may be higher or lower than the most comparable GAAP measure.